Corporate Office 7700 France Avenue South, Suite 275 Edina, MN 55435 Phone: 952.893.3200 Fax: 952.893.0704 www.uhs.com

CONTACT:	Andy Weaver
Controller and Chief Accounting Officer
Universal Hospital Services, Inc.
(952) 893-3248

UNIVERSAL HOSPITAL SERVICES, INC. ANNOUNCES 2005 THIRD QUARTER RESULTS

Edina, Minn.--(BUSINESS WIRE)--November 8, 2005 - Universal Hospital Services, Inc., a leader in medical equipment lifecycle services, today announced financial results for the quarter and nine months ended September 30, 2005.

Total revenues were $53.4 million for the third quarter of 2005, representing a $3.8 million or 8% increase from total revenues of $49.6 million for the same period of 2004. Through the first nine months of 2005, revenues increased by 10% to $162.0 million.

Net loss for the quarter was $1.1 million, compared to a net loss of $1.0 million for the same quarter last year. During the first nine months of 2005 the company reported a net loss of $1.6 million versus a net loss of $0.3 million for the same period of 2004.

Third quarter EBITDA before management/board fees and SOX compliance costs was $18.3 million, representing a $1.5 million or 9% increase from $16.8 million for the same period of 2004. EBITDA before management/board fees and SOX compliance costs for the first nine months of 2005 increased $3.3 million, or 6% to $55.7 million from $52.4 million for the first nine months of 2004.

“We are pleased that third quarter and year-to-date results met our expectations in spite of the challenges of a weak hospital census environment and medical equipment recalls," said Gary Blackford, President and CEO. “We are making solid progress in building operating efficiencies and a more productive, diversified business model as we continue toward our goal of becoming the premier Equipment Lifecycle Services company in the industry.”

UHS will hold its quarterly conference call to discuss 2005 third quarter results on Wednesday, November 9, 2005, at 9:00 a.m. Eastern Time (8:00 a.m. Central Time).

To participate, call (800) 428-5596 and advise the operator you would like to participate in the UHS Third Quarter Call with Gary Blackford. A taped replay of this call will be available from 1:00 p.m. Eastern Time on November 9 through 12:00 a.m. Eastern Time on November 16 by calling (800) 633-8284; enter reservation #21267630.

The audio-only portion of this call is being webcast by CCBN and can be accessed at the Universal Hospital Services, Inc. Web site at www.uhs.com. Click on "Financials" and then on "Webcasts". The webcast is being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.earnings.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

UHS will also use a slide presentation to facilitate the conference call discussion.  A copy of the presentation may be obtained via the company's Web site in the “Financials” section.

Corporate Office 7700 France Avenue South, Suite 275 Edina, MN 55435 Phone: 952.893.3200 Fax: 952.893.0704 www.uhs.com

About Universal Hospital Services, Inc.

Based in Edina, Minnesota, Universal Hospital Services, Inc. is a leading medical equipment lifecycle services company. UHS offers comprehensive solutions that maximize utilization, increase productivity and support optimal patient care resulting in capital and operational efficiencies. UHS currently operates through more than 75 offices, serving customers in all 50 states and the District of Columbia.

Universal Hospital Services, Inc.
7700 France Avenue South, Suite 275
Edina, MN 55435
952-893-3200
www.uhs.com

* * * * * * * * * * *
* EBITDA Reconciliation. EBITDA (before management/board fees, financing and reorganization costs, and costs related to Sarbanes Oxley compliance) and EBITDA are not intended to represent an alternative to operating income or cash flows from operating, financing or investing activities (as determined in accordance with generally accepted accounting principles (“GAAP”)) as a measure of performance, and is not representative of funds available for discretionary use due to the Company’s financing obligations. EBITDA, as defined by the Company, may not be calculated consistently among other companies applying similar reporting measures. EBITDA is included because it is a widely accepted financial indicator used by certain investors and financial analysts to assess and compare companies and is an integral part of the Company’s debt covenant calculations, and EBITDA before management and board fees is included because the company’s financial guidance and certain compensation plans are based upon this measure. Management believes that EBITDA provides an important perspective on the Company’s ability to service its long-term obligations, the Company’s ability to fund continuing growth, and the Company’s ability to continue as a going concern. A reconciliation of operating cash flows to EBITDA (before management/board fees, financing and reorganization costs, and costs related to Sarbanes Oxley compliance) and EBITDA is included on the attached Statements of Cash Flows.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Universal Hospital Services, Inc. believes statements in this presentation looking forward in time involve risks and uncertainties. The following factors, among others, could adversely affect our business, operations and financial condition causing our actual results to differ materially from those expressed in any forward-looking statements: our history of net losses and substantial interest expense; our need for substantial cash to operate and expand our business as planned; our substantial outstanding debt and debt service obligations; restrictions imposed by the terms of our debt; a decrease in the number of patients our customers are serving; our ability to effect change in the manner in which healthcare providers traditionally procure medical equipment; the absence of long-term commitments with customers; our ability to renew contracts with group purchasing organizations and integrated delivery networks; changes in reimbursement rates and policies by third-party payors; the impact of health care reform initiatives; the impact of significant regulation of the health care industry and the need to comply with those regulations; difficulties or delays in our continued expansion into certain of our businesses/geographic markets and developments of new businesses/geographic markets; additional credit risks in increasing business with home care providers and nursing homes, and impacts of equipment product recalls or obsolescence. See the risk factor discussion detailed in our annual report on Form 10K for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

UHS 3rd Quarter 2005
8-Nov-05

Universal Hospital Services, Inc.
Statements of Income
(dollars in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
Medical equipment outsourcing	$40,742	$38,582	$125,642	$116,936
Technical and professional services	7,546	6,735	22,401	18,135
Medical equipment sales & remarketing	5,075	4,291	13,990	12,824
Total revenues	53,363	49,608	162,033	147,895

Cost of Sales
Cost of medical equipment outsourcing	13,407	11,693	39,879	34,753
Cost of technical and professional services	5,677	4,764	16,825	12,652
Cost of medical equipment sales & remarketing	4,003	3,488	11,117	9,784
Movable medical equipment depreciation	9,631	9,259	28,051	26,909
Total costs of medical equipment outsourcing, service and sales	32,718	29,204	95,872	84,098
Gross margin	20,645	20,404	66,161	63,797
Selling, general and administrative	13,771	13,956	43,986	41,351
Operating income	6,874	6,448	22,175	22,446
Interest expense	7,721	7,550	23,142	22,483
(Loss) income before income taxes	(847)	(1,102)	(967)	(37)
Provision (benefit) for income taxes	210	(114)	630	225
Net loss	$(1,057)	$(988)	$(1,597)	$(262)
Additional information
EBITDA	$18,023	$16,646	$54,500	$51,837
EBITDA as a percentage of total revenues	33.8%	33.6%	33.6%	35.0%
Movable medical equipment (approximate number of units at end of period)	160,000	151,000	160,000	151,000
Offices (at end of period)	77	76	77	76
Number of hospital outsourcing customers (at end of period)	3,200	3,100	3,200	3,100
Number of total outsourcing customers (at end of period)	6,350	6,250	6,350	6,250
Movable medical equipment depreciation expense	9,631	9,259	28,051	26,909
Non-movable medical equipment depreciation and amortization	$1,959	$939	$5,583	$2,482

UHS 3rd Quarter 2005
8-Nov-05

UNIVERSAL HOSPITAL SERVICES, INC.
BALANCE SHEETS
(dollars in thousands except share and per share information)
(unaudited)

ASSETS
	September 30,	December 31,
	2005	2004
	(unaudited)
Current assets:

Accounts receivable, less allowance for doubtful accounts of $1,500
at September 30, 2005 and December 31, 2004	40,666	40,644
Inventories	5,255	5,229
Deferred income taxes	2,517	2,449
Other current assets	2,280	3,458
Total current assets	50,718	51,780

Property and equipment, net:

Movable medical equipment, net	124,005	125,987
Property and office equipment, net	10,242	10,042
Total property and equipment, net	134,247	136,029

Intangible assets:

Goodwill	37,062	37,062
Other, primarily deferred financing costs, net	9,934	10,471
Other intangibles, net	9,730	11,065
Total assets	$241,691	$246,407

LIABILITIES AND SHAREHOLDERS' DEFICIENCY

Current liabilities:

Current portion of long-term debt	$95	$328
Accounts payable	10,374	13,406
Accrued compensation	6,215	9,276
Accrued interest	11,047	4,615
Other accrued expenses	4,442	2,594
Book overdrafts	2,366	4,691
Total current liabilities	34,539	34,910

Long-term debt, less current portion	293,575	296,974
Deferred compensation and pension	3,792	3,644
Deferred income taxes	4,420	3,937

Shareholders' deficiency:

Common stock, $0.01 par value; 500,000,000 shares authorized,
123,437,689.21 and 123,430,612.96 shares issued and outstanding at
September 30, 2005 and December 31, 2004, respectively	1,234	1,234
Additional paid-in capital	767	760
Accumulated deficit	(93,606)	(92,010)
Deferred compensation	(50)	(62)
Accumulated other comprehensive loss	(2,980)	(2,980)
Total shareholders' deficiency	(94,635)	(93,058)
Total liabilities and shareholders' deficiency	$241,691	$246,407

UHS 3rd Quarter 2005
8-Nov-05

Universal Hospital Services, Inc.
Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Nine Months Ended September 30,
	2005	2004
Cash flows from operating activities:	(unaudited)
Net (loss) income	$(1,597)	$(262)
Adjustments to reconcile net (loss) income to net
cash provided by operating activities:
Depreciation	30,990	29,089
Amortization of intangibles and deferred financing costs	2,644	302
Provision for doubtful accounts	830	1,051
Provision for inventory obsolescence	210	140
Non-cash stock-based compensation expense	12	-
Gain on sales/disposal of equipment	(822)	(470)
Deferred income taxes	415	-
Changes in operating assets and liabilities, net of impact of acquisitions:
Accounts receivable	(768)	(3,125)
Inventories and other operating assets	942	(339)
Accounts payable and accrued expenses	1,776	10,748
Net cash provided by operating activities	34,632	37,134

Cash flows from investing activities:
Movable medical equipment purchases	(26,920)	(34,271)
Property and office equipment purchases	(3,007)	(3,008)
Proceeds from disposition of movable medical equipment	2,101	2,372
Acquisitions	-	(15,455)
Other	-	(1,081)
Net cash used in investing activities	(27,826)	(51,443)

Cash flows from financing activities:
Proceeds under revolving credit facility agreements	71,289	75,714
Payments under revolving credit facility agreements	(74,921)	(58,378)
Payment of deferred financing cost	(856)	-
Proceeds from issuance of common stock, net of issuance costs	7	705
Repurchase of common stock	-	(43)
Change in book overdraft	(2,325)	(3,689)
Net cash (used in) provided by financing activities	(6,806)	14,309

Net change in cash and cash equivalents	$-	-

Cash and cash equivalents at the beginning of period	$-	$-
Cash and cash equivalents at the end of period	$-	$-

Supplemental cash flow information:
Interest paid	$15,394	$15,710
Movable medical equipment purchases in accounts payable	$4,368	$4,187
Income taxes paid	$111	$61

Additional information

Net cash provided by operating activities	$34,632	$37,134
Changes in operating assets and liabilities	(1,950)	(7,284)
Other non-cash expenses	(1,955)	(721)
Current income taxes	631	225
Interest expense	23,142	22,483

EBITDA	$54,500	$51,837

UHS 3rd Quarter 2005
8-Nov-05

	Percent of Total Revenues				Percent Increase (Decrease)
						Nine Months 2005
	Three Months Ended September 30,		Nine Months Ended September 30,		Qtr 3 2005	Over Nine
	2005	2004	2005	2004	Over Qtr 3 2004	Months 2004

Medical equipment outsourcing	76.4%	77.8%	77.5%	79.1%	5.6%	7.4%
Technical and professional services	14.1	13.6	13.8	12.3	12.0	23.5
Medical equipemnt sales & remarketing	9.5	8.6	8.6	8.6	18.3	9.1
Total revenues	100.0	100.0	100.0	100.0	7.6	9.6

Cost of Sales
Cost of medical equipment outsourcing	25.2	23.6	24.6	23.5	14.7	14.7
Cost of technical and professional services	10.6	9.6	10.4	8.6	19.2	33.0
Cost of medical equipment sales & remarketing	7.5	7.0	6.9	6.6	14.8	13.6
Movable medical equipment depreciation	18.0	18.7	17.3	18.2	4.0	4.2
Total costs of medical equipment outsourcing, service and sales	61.3	58.9	59.2	56.9	12.0	18.6
Gross margin	38.7	41.1	40.8	43.1	1.2	3.7
Selling, general and administrative	25.8	28.1	27.1	27.9	(1.3)	6.4
Operating income	12.9	13.0	13.7	15.2	6.6	(1.2)
Interest expense	14.5	15.2	14.3	15.2	2.3	2.9
(Loss) income before income taxes	(1.6)	(2.2)	(0.6)	0.0	-	-
Provision for income taxes	0.4	(0.2)	0.4	0.2	-	-
Net (loss) income	(2.0)%	(2.0)%	(1.0)%	(0.2)%	-	-